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                                                                                                           EXHIBIT 12
                                                   OHIO POWER COMPANY
                             Computation of Consolidated Ratios of Earnings to Fixed Charges
                     and Earnings to Fixed Charges and Preferred Stock Dividend Requirements Combined
                                            (in thousands except ratio data)
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                                                                                Year Ended December 31,
                                                                   1989        1990       1991       1992       1993
Fixed Charges:
 Interest on First Mortgage Bonds . . . . . . . . . . . . . . . $ 71,322    $ 67,079   $ 71,765   $ 83,572   $ 74,121
 Interest on Other Long-term Debt . . . . . . . . . . . . . . .   29,403      28,425     28,575     26,611     24,510
 Interest on Short-term Debt. . . . . . . . . . . . . . . . . .    2,362       4,943      5,973      2,711      1,122
 Miscellaneous Interest Charges . . . . . . . . . . . . . . . .    3,011       3,177      3,237      2,800      2,958
 Estimated Interest Element in Lease Rentals. . . . . . . . . .   22,900      25,000     22,800     22,800     15,300
      Total Fixed Charges . . . . . . . . . . . . . . . . . . .  128,998     128,624    132,350    138,494    118,011
Preferred Stock Dividend Requirements (1) . . . . . . . . . . .   28,031      24,915     24,972     24,895     22,801
      Total Fixed Charges and Preferred Stock
        Dividend Requirements Combined. . . . . . . . . . . . . $157,029    $153,539   $157,322   $163,389   $140,812

Earnings:
 Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . $208,178    $179,990   $166,102   $160,553   $185,770
 Plus Federal Income Taxes. . . . . . . . . . . . . . . . . . .  118,040      72,816     78,480     75,783     64,244
 Plus State Income Taxes. . . . . . . . . . . . . . . . . . . .    2,386       2,771      1,898      1,082      2,626
 Plus Fixed Charges (as above). . . . . . . . . . . . . . . . .  128,998     128,624    132,350    138,494    118,011
      Total Earnings. . . . . . . . . . . . . . . . . . . . . . $457,602    $384,201   $378,830   $375,912   $370,651

 Ratio of Earnings to Rixed Charges . . . . . . . . . . . . . .     3.54        2.98       2.86       2.71       3.14

Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividend Requirements Combined. . . . . . . . . . . . . . . .     2.91        2.50       2.40       2.30       2.63



(1)   Represents preferred stock dividend requirements less the effect of preferred stock dividend deduction for federal income tax purposes ($872,000 in years ended December 31, 1989 through 1992 and $847,000 in year ended December
      31, 1993) multiplied by the ratio of earnings before income taxes to net income with the preferred stock dividend deduction added to the result of the calculation.
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